The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these securities until the pricing supplement, the Trigger Phoenix Callable Optimization Securities product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

dated February 29, 2016

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

(To Prospectus dated June 12, 2015

and Product Supplement

dated June 15, 2015)

UBS AG $• Trigger Phoenix Callable Optimization Securities

Linked to the least performing index among the MSCI-EAFE® Index, the Russell 2000® Index and the S&P 500® Index due on or about March 6, 2020

Investment Description

UBS AG Trigger Phoenix Callable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing index among the MSCI-EAFE® Index, the Russell 2000® Index and the S&P 500® Index (each an “underlying index” and together the “underlying indices”). UBS will pay a quarterly contingent coupon if the closing levels of all the underlying indices on the applicable observation date (including the final valuation date) are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the quarter. Prior to the maturity date, UBS may call the Securities in whole, but not in part, upon written notice to the trustee (an “issuer call”) on or before any observation date, regardless of the closing level of any of the underlying indices on such observation date. If the Securities are called by UBS at its election, UBS will pay you the principal amount of your Securities plus any contingent coupon otherwise due pursuant to the contingent coupon feature on the coupon payment date corresponding to such observation date and no further amounts will be owed to you during the term of the Securities. If the Securities are not called by UBS at its election prior to maturity and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Securities. If the Securities are not called by UBS at its election prior to maturity and a trigger event occurs, UBS will pay you less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return of the underlying index with the largest percentage decrease between its initial level and final level (the “least performing underlying index”) over the term of the Securities and you may lose all of your initial investment. A trigger event is deemed to have occurred if the closing level of any of the underlying indices is less than its respective trigger level on the “trigger observation date”, which is the final valuation date. Investing in the Securities involves significant risks. You will lose some or all of your initial investment if the Securities are not called by UBS at its election and a trigger event occurs. The Securities will not pay a contingent coupon if the closing level of any underlying index is less than its respective coupon barrier on an observation date. Prior to the maturity date, UBS may call the Securities in whole, but not in part, upon an issuer call on or before any observation date, regardless of the closing level of any of the underlying indices on such observation date. Higher contingent coupon rates are generally associated with a greater risk of loss. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑	Contingent Coupon — UBS will pay a quarterly contingent coupon if the closing levels of all of the underlying indices on the applicable observation date (including the final valuation date) are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for that quarter.

❑	Issuer Callable — Prior to the maturity date, UBS may call the Securities in whole, but not in part, upon an issuer call on or before any observation date, regardless of the closing level of any of the underlying indices on such observation date. If the Securities are called by UBS at its election, UBS will pay you the principal amount of your Securities plus any contingent coupon otherwise due pursuant to the contingent coupon feature on the coupon payment date corresponding to such observation date and no further amounts will be owed to you during the term of the Securities. If the Securities are not called by UBS at its election, investors will have the potential for downside market risk at maturity.

❑	Contingent Repayment of Principal Amount at Maturity — If the Securities are not called by UBS at its election prior to maturity and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Securities. If the Securities are not called by UBS at its election prior to maturity and a trigger event occurs, UBS will pay you less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative return of the least performing underlying index over the term of the Securities and you may lose all of your initial investment. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	February 29, 2016
Settlement Date	March 3, 2016
Observation Dates	Quarterly (see page 4)
Final Valuation Date	February 28, 2020
Maturity Date	March 6, 2020

*	Expected. See page 2 for additional details.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Securities at maturity, and the Securities may have downside market risk similar to the least performing underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-15 of the Trigger Phoenix Callable Optimization Securities product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronics communications network.

Security Offering

These preliminary terms relate to Securities linked to the least performing index among the MSCI-EAFE® Index, the Russell 2000® Index and the S&P 500® Index. The initial levels, trigger levels and coupon barriers for the Securities will be set on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Indices	Tickers	Contingent Coupon Rate	Initial Levels	Trigger Levels	Coupon Barriers	CUSIP	ISIN
MSCI-EAFE® Index	MXEA	10.55% per annum	•	60% of the Initial Level	60% of the Initial Level	90275L839	US90275L8393
Russell 2000® Index	RTY		•	60% of the Initial Level	60% of the Initial Level
S&P 500® Index	SPX		•	60% of the Initial Level	60% of the Initial Level

The estimated initial value of the Securities as of the trade date is expected to be between $9.35 and $9.65 for Securities linked to the least performing index among the MSCI-EAFE® Index, the Russell 2000® Index and the S&P 500® Index. The range of the estimated initial value of the Securities was determined on the date of this preliminary pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this preliminary pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the Trigger Phoenix Callable Optimization Securities product supplement relating to the Securities, dated June 15, 2015, the accompanying prospectus and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary pricing supplement, the Trigger Phoenix Callable Optimization Securities product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing index among the MSCI-EAFE® Index, Russell 2000® Index and the S&P 500® Index	$•	$10.00	$•	$0.175	$•	$9.825

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this preliminary pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Phoenix Callable Optimization Securities Product Supplement dated June 15, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000139340115000347/c413141_6901118-424b2.htm

♦	Index Supplement dated June 12, 215:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222032/d941398d424b2.htm

♦	Prospectus dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Callable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “Trigger Phoenix Callable Optimization Securities product supplement” mean the UBS product supplement, dated June 15, 2015, references to the “index supplement” mean the UBS index supplement, dated June 12, 2015 and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated June 12, 2015.

This preliminary pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or all of your initial investment.

♦	You understand and accept that an investment in the Securities is linked to the performance of the least performing underlying index and not a basket of the underlying indices, that you will be exposed to the individual market risk of each underlying index on each day of the observation periods and on the final valuation date and that you may lose some or all of your initial investment if the closing level of any underlying index is less than its trigger level on the trigger observation date.

♦	You can tolerate a loss of some or all of your investment and are willing to make an investment that may have the same downside market risk as an investment in the least performing underlying index.

♦	You believe the closing level of all of the underlying indices will be equal to or greater than their respective coupon barriers on the specified observation dates (including the final valuation date).

♦	You believe a trigger event will not occur, meaning the closing levels of all the underlying indices will be equal to or greater than their respective trigger levels on the final valuation date.

♦	You understand and accept that you will not participate in any appreciation in the levels of the underlying indices and that your potential return is limited to the contingent coupons specified in the applicable pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.

♦	You would be willing to invest in the Securities based on the coupon barriers and trigger levels listed on the cover hereof.

♦	You would be willing to invest in the Securities based on the contingent coupon rate listed herein.

♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the stocks included in the underlying indices.

♦	You are willing to invest in securities that may be called early at the election of UBS and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦	You understand and are willing to accept the risks associated with the underlying indices.

♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or all of your initial investment.

♦	You do not understand or are unwilling to accept that an investment in the Securities is linked to the performance of the least performing underlying index and not a basket of the underlying indices, that you will be exposed to the individual market risk of each underlying index on each day of the observation periods and on the final valuation date and that you may lose some or all of your initial investment if the closing level of any underlying index is less than its trigger level on the trigger observation date.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You cannot tolerate a loss of some or all of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the least performing underlying index.

♦	You believe the closing level of any of the underlying indices will decline during the term of the Securities and its respective closing level is likely to be less than its respective coupon barrier on the specified observation dates (including the final valuation date).

♦	You believe a trigger event will occur, meaning the closing level of any of the underlying indices will be less than its respective trigger level on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the level of the underlying indices or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.

♦	You would be unwilling to invest in the Securities based on the coupon barriers and trigger levels listed on the cover hereof.

♦	You would be unwilling to invest in the Securities based on the contingent coupon rate listed herein.

♦	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks included in the underlying indices.

♦	You are unable or unwilling to hold securities that may be called early at the election of UBS, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.

♦	You do not understand or are not willing to accept the risks associated with the underlying indices.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “MSCI EAFE® Index”, “Russell 2000® Index” and “S&P 500® Index” in this preliminary pricing supplement for more information on the underlying indices. You should also review carefully the “Key Risks” beginning on page 5 of this preliminary pricing supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security
Term(1)	Approximately 4 years, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates, the trigger observation date, as well as the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Underlying Indices	The MSCI-EAFE® Index, the Russell 2000® Index and the S&P 500® Index.
Contingent Coupon

If the closing levels of all of the underlying indices are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you the contingent coupon applicable to such observation date.

If the closing level of any underlying index is less than its respective coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date. The contingent coupon is a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon amount that would be applicable to each observation date on which the closing levels of all of the underlying indices are equal to or greater than their respective coupon barriers. The table below reflects the contingent coupon rate of 10.55% per annum for the Securities linked to the least performing index among the MSCI-EAFE® Index, the Russell 2000® Index and the S&P 500® Index. Amounts in the table below may have been rounded for ease of analysis.

Contingent Coupon (per Security) MSCI-EAFE® Index, Russell 2000® Index and S&P 500® Index
$0.2638
Contingent coupons on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing level of any underlying index is less than its respective coupon barrier.
Trigger Event

A trigger event is deemed to have occurred if the closing level of any of the underlying indices is less than its respective trigger level on the trigger observation date.

In this case, you will be exposed to the underlying return of the least performing underlying index.

Trigger Observation Date	February 28, 2020, which is the final valuation date. The trigger observation date may be postponed due to a market disruption event as set forth in the Trigger Phoenix Callable Optimization Securities product supplement.
Contingent Coupon Rate	The contingent coupon rate is 10.55% per annum for Securities linked to the least performing index among the MSCI-EAFE® Index, the Russell 2000® Index and S&P 500® Index.
Issuer Call Feature

Prior to the maturity date, UBS may call the Securities in whole, but not in part, upon an issuer call on or before any observation date, regardless of the closing level of any of the underlying indices on such observation date.

If the Securities are called by UBS at its election, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”), the principal amount of your Securities plus any contingent coupon otherwise due pursuant to the contingent coupon feature. No further amounts will be owed to you during the term of the Securities.

Payment at Maturity (per Security)

If the Securities are not called, a trigger event does not occur, and the final level of each underlying index is equal to or greater than its respective its coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to the principal amount of $10 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and a trigger event occurs, UBS will pay you a cash payment on the maturity date that is less than the principal amount, if anything, equal to:

$10 + ($10 x Underlying Return of the Least

Performing Underlying Index)

You will lose some or all of your initial investment if the Securities are not called and a trigger event occurs.

Least Performing Underlying Index	The underlying index with the lowest underlying return as compared to the other underlying index.

Underlying Return

With respect to each underlying index, the quotient, expressed as a percentage, of (i) the final level of the underlying index minus the initial level of the underlying index, divided by (ii) the initial level of the underlying index. Expressed as a formula:

Final Level – Initial Level

Initial Level

Trigger Level	A specified level of each underlying index that will be less than its respective initial level, as specified on the cover of this preliminary pricing supplement.
Coupon Barrier	A specified level of each underlying index that will be less than its respective initial level, as specified on the cover of this preliminary pricing supplement.
Initial Level	The closing level of each underlying index on the trade date, as determined by the calculation agent.
Final Level	The closing level of each underlying index on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Five business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

Investment Timeline

Trade date	The initial level of each underlying index is observed, and the trigger level and coupon barrier for each underlying index are determined.

Quarterly

If the closing levels of all of the underlying indices are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you a contingent coupon on the applicable coupon payment date.

Prior to the maturity date, UBS may call the Securities in whole, but not in part, upon an issuer call on or before any observation date, regardless of the closing level of any of the underlying indices on such observation date.

If the Securities are called by UBS at its election, UBS will pay you on the corresponding coupon payment date the principal amount of your Securities plus any contingent coupon otherwise due pursuant to the contingent coupon feature. No further amounts will be owed to you during the term of the Securities. If the Securities are not called by UBS at its election, investors will have the potential for downside market risk at maturity.

Maturity date

The final level of each underlying index is observed on the final valuation date.

If the Securities are not called, a trigger event does not occur, and the final level of each underlying index is equal to or greater than its respective coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to the principal amount of $10 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and a trigger event occurs, UBS will pay you a cash payment per Security on the maturity date that is less than the principal amount, if anything, equal to:

$10 + ($10 x Underlying Return of the Least

Performing Underlying Index)

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

The Securities will not pay a contingent coupon if the closing level of any underlying index is less than its respective coupon barrier on an observation date. UBS may notify the trustee that it would like to call the Securities on any quarterly observation date regardless of the closing level of any of the underlying indices on such observation date. If the Securities are not called by UBS and a trigger event occurs, you will lose some or all of your initial investment at maturity.

(1)	Subject to the market disruption event provisions set forth in the Trigger Phoenix Callable Optimization Securities product supplement.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
May 31, 2016	June 7, 2016	November 29, 2017	December 6, 2017	May 29, 2019	June 5, 2019
August 29, 2016	September 6, 2016	February 28, 2018	March 7, 2018	August 29, 2019	September 6, 2019
November 29, 2016	December 6, 2016	May 29, 2018	June 5, 2018	November 29, 2019	December 6, 2019
February 28, 2017	March 7, 2017	August 29, 2018	September 6, 2018	February 28, 2020*	March 6, 2020**
May 30, 2017	June 6, 2017	November 29, 2018	December 6, 2018
August 29, 2017	September 6, 2017	February 28, 2019	March 7, 2019
*	This is also the final valuation date.
**	This is also the maturity date.

(1)	Subject to the market disruption event provisions set forth in the Trigger Phoenix Callable Optimization Securities product supplement.

(2)	If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be deemed to be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying indices. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the Trigger Phoenix Callable Optimization Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities at maturity. If the Securities are not called by UBS at its election, UBS will repay you the principal amount of your Securities in cash only if a trigger event does not occur and will only make such payment at maturity . If the Securities are not called by UBS at its election and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying index.

♦	The contingent repayment of principal applies only if you hold your Securities to maturity — If UBS does not call the Securities, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the closing levels of all of the underlying indices are equal to or greater than their respective trigger levels.

♦	You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing level of any of the underlying indices on an observation date is less than its respective coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing level of any of the underlying indices is less than its respective coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦	Your potential return on the Securities is limited, you will not participate in any appreciation of the underlying indices and you will not have the same rights as holders of the index constituent stocks — The return potential of the Securities is limited to the pre specified contingent coupon rate, regardless of the appreciation of the underlying indices. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an issuer call. Because UBS may call the Securities as early as the first observation date, the total return on the Securities could be minimal. Further, if UBS calls the Securities, you will not receive any contingent coupons or any other payment in respect of any observation dates after the call settlement date, and your return on the Securities could be less than if the Securities remained outstanding until maturity. If UBS does not call the Securities, you may be subject to the underlying return of the least performing underlying index even though you cannot participate in any appreciation in the level of the underlying indices. As a result, the return on an investment in the Securities could be less than the return on a direct investment in any or all of the underlying indices or the stocks and other constituents comprising the underlying indices (the “index constituent stocks”). Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to, and lower expected correlation among, the underlying indices reflects a higher expectation as of the trade date that the closing level of any of the underlying indices could be less than its respective trigger level on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is set on the trade date based, in part, on the correlations of the underlying indices and the expected volatility of the underlying indices calculated using our internal models, an underlying index’s volatility, and the correlation among the underlying indices, can change significantly over the term of the Securities. The levels of any of the underlying indices for your Securities could fall sharply, which could result in the loss of some or all of your initial investment.

♦	Reinvestment risk — UBS has the right to call the Securities prior to the maturity date. UBS is less likely to exercise its issuer call right when the closing level of any of the underlying indices is less than its respective coupon barrier. Also, UBS is more likely to exercise its issuer call right when prevailing interest rates are low relative to the contingent coupon rate. In the event that prevailing interest rates are low relative to the contingent coupon rate and UBS exercises its right to call the Securities, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs. UBS’s right to call the Securities may also adversely impact your ability to sell your Securities as the maturity date approaches.

♦	Interest rate risk — Because of the issuer call and contingent coupon features of the Securities, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, because UBS’s right to call the Securities does not extend to investors and the contingent coupon rate on the Securities may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Securities at such time, the value of your Securities in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the contingent coupon rate and UBS exercises its right to call the Securities, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk.

♦

You are exposed to the market risk of each underlying index — Your return on the Securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each individual underlying index. Unlike an instrument with a return linked to a basket of indices or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to all of the underlying indices. Poor performance by any one of the underlying indices over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by the other underlying indices. To receive any contingent coupon or contingent repayment of principal at maturity from UBS, the closing levels of all underlying indices must be equal to or greater than their coupon barriers and trigger levels on the applicable observation date or trigger observation date, respectively. In addition, if not called prior to maturity by UBS at its election, you may incur a loss proportionate to the negative return of the least performing underlying index. Accordingly, your investment is subject to the market risk of each underlying index.

♦	Because the Securities are linked to the least performing underlying index, you are exposed to a greater risk of no contingent coupons and losing some or all of your initial investment at maturity than if the Securities were linked to fewer underlying indices — The risk that you will not receive any contingent coupons and lose some or all of your initial investment in the Securities is greater if you invest in the Securities than the risk of investing in substantially similar securities that are linked to the performance of only one underlying index or to two underlying indices. With more underlying indices, it is more likely that the closing level of an underlying index will be less than its coupon barrier on any observation date or decline to a closing level that is less than its trigger level than if the Notes were linked to fewer underlying indices. In addition, the less positive the correlation is between two underlying indices, the more likely it is that one of the underlying indices will decline in value and close below its coupon barrier or trigger level on any observation date or on the final valuation date, respectively. Therefore, if the performance of a pair of underlying indices is not correlated to each other or is negatively correlated, the risk that you will not receive any contingent coupons or a trigger event will occur is even greater and with three underlying indices, it is more likely that the performance of one pair of underlying indices will not be correlated, or will be negatively correlated. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose some or all of your initial investment at maturity.

♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an issuer call, contingent coupon or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦	Market risk — The return on the Securities is directly linked to the performance of the underlying indices and indirectly linked to the value of the stocks comprising the underlying indices (“index constituent stocks”), and will depend on whether, and the extent to which, the return on the indices is positive or negative. The level of each underlying index can rise or fall sharply due to factors specific to such index or its index constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.

♦	Fair value considerations.

♦	The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and the estimated initial value of the Securities will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level of the underlying indices, the volatility of the underlying indices, the correlation between the underlying indices, the dividend rate paid on the index constituent stocks, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.

♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying indices; the volatility of the underlying indices; the correlation between the underlying indices; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; and the creditworthiness of UBS.

♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the levels of the underlying indices will rise or fall. The closing levels of the underlying indices will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying indices. You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.

♦	There are small-capitalization stock risks associated with the Russell 2000® Index — The Securities are subject to risks associated with small-capitalization companies. The Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies and therefore the underlying index may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded. In addition, small capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	The Securities are subject to currency exchange risk — Because the prices of the index constituent stocks are converted into U.S. dollars by the index sponsor for the purposes of calculating the level of the MSCI-EAFE® Index, you will be exposed to currency exchange rate risk with respect to each of the currencies in which the index constituent stocks trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the index constituent stocks denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the level of the MSCI-EAFE® Index will be adversely affected and consequently the payment at maturity of the Securities, if any, may be reduced.

♦

The Securities are subject to non-U.S. securities market risk — The Securities are linked to the MSCI-EAFE® Index, which is comprised of securities issued by non-U.S. companies in non-U.S. securities markets and therefore, are subject to risks associated with non-U.S. securities markets. An investment in Securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Security prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦	The underlying indices reflect price return, not total return — The return on your Securities is based on the performance of the underlying indices, which reflect the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

♦	Changes affecting the underlying indices could have an adverse effect on the value of the Securities — The policies of MSCI Inc., the sponsor of the MSCI-EAFE® Index, The Frank Russell Company, the sponsor of the Russell 2000® Index and Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc., the sponsor of the S&P 500® Index, (together, the “index sponsors”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the levels of the underlying indices. The policies of the index sponsors with respect to the calculation of the underlying indices could also adversely affect the levels of the underlying indices. The index sponsors may discontinue or suspend calculation or dissemination of the underlying indices. Any such actions could have an adverse effect on the value of the Securities.

♦	UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying indices. The index sponsors are not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying indices and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying indices, may adversely affect the levels of the underlying indices and, therefore, the market value of the Securities. Further, UBS is less likely to call the Securities when the closing level of any index is trading less than its respective coupon barrier, and, therefore, any hedging activities that adversely affect the level of such index may also diminish the probability of UBS calling the Securities.

♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of index constituent stocks comprising the underlying indices or trading activities related to one or more underlying index or any index constituents, which may present a conflict between the interests of UBS and you, as a holder of the Securities. Moreover, UBS may elect to call the Securities pursuant to the issuer call feature. If UBS so elects, the decision may be based on factors contrary to those favorable to a holder of the Securities, such as, but not limited to, those described above under “— Reinvestment Risk” and “— Interest rate risk”. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date and the payment at maturity of the Securities, if any, based on observed closing levels of the underlying indices, if any. The calculation agent can postpone the determination of the initial level, closing level or final level of any underlying index (and therefore the related coupon payment date or maturity date, as applicable) if a market disruption event occurs and is continuing on an observation date (including the final valuation date and trigger observation date). As UBS determines the economic terms of the Securities, including the contingent coupon rate, trigger levels and coupon barriers, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying indices to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is over indebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$10
Term:	Approximately 4 years
Contingent Coupon Rate:	10.00% per annum (or 2.50% per quarter)
Contingent Coupon:	$0.25 per quarter
Observation Dates:	Quarterly
Trigger Observation Date:	Final Valuation Date
Initial Level:
Underlying Index A:	1600
Underlying Index B:	1000
Underlying Index C:	2000
Coupon Barrier:
Underlying Index A:	960 (which is equal to 60% of the Initial Level)
Underlying Index B:	600 (which is equal to 60% of the Initial Level)
Underlying Index C:	1200 (which is equal to 60% of the Initial Level)
Trigger Level:
Underlying Index A:	960 (which is equal to 60% of the Initial Level)
Underlying Index B:	600 (which is equal to 60% of the Initial Level)
Underlying Index C:	1200 (which is equal to 60% of the Initial Level)

*	The actual contingent coupon rate and contingent coupon are indicated on the cover of this preliminary pricing supplement and on page 2 under “Indicative Terms”.

Example 1 — On the first Observation Date, UBS calls the Securities.

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 1100 (equal to or greater than Coupon Barrier)	$0.25
	Underlying Index B: 800 (equal to or greater than Coupon Barrier)
	Underlying Index C: 1300 (equal to or greater than Coupon Barrier)
	Total Payment	$10.25 (2.50% total return)

Because UBS elects to call the Securities on the first observation date and the closing levels of all underlying indices are equal to or greater than their respective coupon barriers, UBS will pay on the call settlement date a total of $10.25 per Security (reflecting your principal amount plus the applicable contingent coupon), a 2.50% total return on the Securities. You will not receive any further payments on the Securities.

Example 2 — On the third Observation Date, UBS calls the Securities.

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 900 (less than Coupon Barrier) Underlying Index B: 750 (equal to or greater than Coupon Barrier) Underlying Index C: 1250 (equal to or greater than Coupon Barrier)	$0.00
Second Observation Date	Underlying Index A: 1100 (equal to or greater than Coupon Barrier) Underlying Index B: 800 (equal to or greater than Coupon Barrier) Underlying Index C: 1400 (equal to or greater than Coupon Barrier)	$0.25 (Contingent Coupon)
Third Observation Date	Underlying Index A: 1150 (equal to or greater than Coupon Barrier) Underlying Index B: 850 (equal to or greater than Coupon Barrier) Underlying Index C: 1350 (equal to or greater than Coupon Barrier)	$10.25 (Settlement Amount)
	Total Payment	$10.50 (5.00% total return)

Because UBS elects to call the Securities on the third observation date and the closing levels of all underlying indices are equal to or greater than their respective coupon barriers, UBS will pay on the call settlement date a total of $10.25 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon of $0.25 received in respect of the prior observation dates, you will have received a total of $10.50, a 5.00% total return on the Securities. You will not receive any further payments on the Securities.

Example 3 — UBS does NOT call the Securities and a Trigger Event does not occur.

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 1050 (equal to or greater than Coupon Barrier) Underlying Index B: 900 (equal to or greater than Coupon Barrier) Underlying Index C: 1300 (equal to or greater than Coupon Barrier)	$0.25 (Contingent Coupon)
Second Observation Date	Underlying Index A: 1100 (equal to or greater than Coupon Barrier) Underlying Index B: 950 (equal to or greater than Coupon Barrier) Underlying Index C: 1400 (equal to or greater than Coupon Barrier)	$0.25 (Contingent Coupon)
Third through Fifteenth Observation Dates	Underlying Index A: Various (all equal to or greater than Coupon Barrier) Underlying Index B: Various (all less than Coupon Barrier) Underlying Index C: Various (all less than Coupon Barrier)	$0.00
Final Valuation Date

Underlying Index A: 1100 (equal to or greater than Coupon Barrier and Trigger Level)

Underlying Index B: 800 (equal to or greater than Coupon Barrier and Trigger Level)

Underlying Index C: 1250 (equal to or greater than Coupon Barrier and Trigger Level)

$10.25 (Payment at Maturity)
	Total Payment	$10.75 (7.50% total return)

Because UBS does not call the Securities and the final level of all of the underlying indices are equal to or greater than their respective coupon barriers and trigger levels, a trigger event does not occur and at maturity, UBS will pay a total of $10.25 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupons of $0.50 received in respect of the prior observation dates, UBS will have paid a total of $10.75, a 7.50% total return on the Securities.

Example 4 — Securities are NOT Called and a Trigger Event Occurs

Date	Closing Level	Payment (per Security)
First Observation Date	Underlying Index A: 1050 (equal to or greater than Coupon Barrier) Underlying Index B: 900 (equal to or greater than Coupon Barrier) Underlying Index C: 1450 (equal to or greater than Coupon Barrier)	$0.25 (Contingent Coupon)
Second Observation Date	Underlying Index A: 1300 (equal to or greater than Coupon Barrier) Underlying Index B: 950 (equal to or greater than Coupon Barrier) Underlying Index C: 1400 (equal to or greater than Coupon Barrier)	$0.25 (Contingent Coupon)
Third through Fifteenth Observation Dates	Underlying Index A: Various (all equal to or greater than Coupon Barrier) Underlying Index B: Various (all less than Coupon Barrier) Underlying Index C: Various (all equal to or greater than Coupon Barrier)	$0.00
Final Valuation Date

Underlying Index A: 1100 (equal to or greater than Coupon Barrier and Trigger Level)

Underlying Index B: 400 (less than Coupon Barrier and Trigger Level)

Underlying Index C: 1250 equal to or greater than Coupon Barrier and Trigger Level)

$10 + [$10 × Underlying Return of Least Performing Underlying Index] = $10 + [$10 × -60%] = $10 - $6 = $4 (Payment at Maturity)
	Total Payment	$4.50 (-55% total loss)

Because UBS does not call the Securities and the final level of one of the underlying indices is less than its trigger level, a trigger event occurs. Therefore, at maturity, you will be exposed to the underlying return of the least performing underlying index and UBS will pay you $4.00 per Security. When added to the contingent coupons of $0.50 received in respect of prior observation dates, UBS will have paid you $4.50 per Security for a loss on the Securities of 55.00%.

We make no representation or warranty as to which of the underlying indices will be the least performing underlying index for the purposes of calculating your actual payment at maturity.

Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called by UBS, you may lose some or all of your initial investment. Specifically, if the Securities are not called at the election of UBS and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying index, and in extreme situations, you could lose all of your initial investment.

The Securities will not pay a contingent coupon if any underlying index is less than its respective coupon barrier on an observation date. UBS may notify the trustee that it would like to call the Securities on any observation date regardless of the closing levels of any of the underlying indices on such observation date.

Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

MSCI EAFE® Index

We have derived all information contained in this preliminary pricing supplement regarding the MSCI EAFE® Index (“MSCI EAFE”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by MSCI Inc. UBS has not conducted any independent review or due diligence of any publicly available information with respect to MSCI EAFE.

MSCI EAFE is a free float-adjusted market capitalization index that is designed to measure developed market equity performance in Europe, Asia, Australia and the Far East. MSCI EAFE includes components from all countries in Europe, Australia and the Far East that are designated by MSCI as Developed Markets.

The five largest developed market countries included and their relative weightings as of January 29, 2016 are: Japan (23.20%), the United Kingdom (19.59%), France (9.94%), Switzerland (9.39%) and Germany (8.92%). Other countries account for 28.97% of MSCI EAFE and include Australia, Austria, Belgium, Denmark, Finland, Hong Kong, Ireland, Israel, Italy, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain and Sweden. With 928 constituents, the index covers approximately 85% of the free float-adjusted market capitalization in each country.

As of January 29, 2016, the companies included in MSCI EAFE were divided into ten global industry classification Sectors, each having a relative weight within MSCI EAFE as follows: Financials (24.38%), Consumer Discretionary (13.18%), Industrials (12.72%), Consumer Staples (12.71%), Health Care (11.93%), Materials (6.11%), Information Technology (5.19%), Telecommunication Services (5.10%), Energy (4.76%), and Utilities (3.92%).

MSCI EAFE is based on the MSCI Global Investable Market Indexes Methodology — an approach to index construction that assesses global and cross regional comparisons across all market capitalization size, sector and style segments and combinations. This methodology aims to provide exhaustive coverage of the relevant investment opportunity set with a strong emphasis on index liquidity, investability and replicability. MSCI EAFE is reviewed quarterly with the objective of reflecting change in the underlying equity markets in a timely manner, while limiting undue index turnover. During semi-annual index reviews, MSCI EAFE is rebalanced and the large and mid-capitalization cutoff points are recalculated.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. Information about the MSCI EAFE, including the methodology used to calculate the MSCI EAFE, is available at http://www.msci.com/resources/factsheets/index_fact_sheet/msci-eafe-index-usd-price.pdf. We are not incorporating by reference the website or any material it includes in this preliminary pricing supplement.

Supplemental Information with Respect to the MSCI EAFE Index

The following information supplements the general description of the MSCI EAFE contained in the accompanying index supplement.

MSCI has announced that, effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) will become eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.

MSCI expects that for the November 2015 semi-annual index review, the MSCI Hong Kong Index will meet the Foreign Listing Materiality Requirement.

Determining the Market Investable Equity Universes

Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:

♦	First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

♦	Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.

♦	The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of November 2014, the equity universe minimum size requirement was set at US $209,000,000. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review.

Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

See “MSCI Indices — Constructing the MSCI Global Investable Market Indices — Determining the Market Investable Equity Universes” in the accompanying index supplement.

Calculation Methodology for the MSCI Indices

The performance of the MSCI EAFE is a free float weighted average of the U.S. dollar values of their component securities. Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange or exchanges in each market. In the event of a market disruption resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. Closing prices are converted into U.S. dollars, as applicable, using the closing spot exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus.

Historical Information

The following table sets forth the quarterly high and low closing levels for the MSCI EAFE® Index, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the MSCI EAFE® Index on February 25, 2016 was 1,554.15. The actual initial level will be the closing level of the MSCI EAFE® Index on the trade date. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	1,586.11	1,405.10	1,553.46
4/2/2012	6/29/2012	1,570.08	1,308.01	1,423.38
7/2/2012	9/28/2012	1,569.91	1,363.52	1,510.76
10/1/2012	12/31/2012	1,618.92	1,467.33	1,604.00
1/2/2013	3/28/2013	1,713.66	1,624.48	1,674.30
4/1/2013	6/28/2013	1,781.84	1,598.66	1,638.94
7/1/2013	9/30/2013	1,844.39	1,645.23	1,818.23
10/1/2013	12/31/2013	1,915.60	1,790.27	1,915.60
1/2/2014	3/31/2014	1,940.23	1,796.86	1,915.69
4/1/2014	6/30/2014	1,992.69	1,882.24	1,972.12
7/1/2014	9/30/2014	1,995.49	1,846.08	1,846.08
10/1/2014	12/31/2014	1,848.79	1,714.64	1,774.89
1/2/2015	3/31/2015	1,900.90	1,697.01	1,849.34
4/1/2015	6/30/2015	1,949.49	1,842.46	1,842.46
7/1/2015	9/30/2015	1,894.42	1,609.50	1,644.40
10/1/2015	12/31/2015	1,779.25	1,654.98	1,716.28
1/4/2016*	2/25/2016*	1,671.89	1,492.43	1,554.15

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 25, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of the MSCI EAFE® Index from January 3, 2006 through February 25, 2016, based on information from Bloomberg. The dotted line represents a hypothetical trigger level and coupon barrier of 932.49, which is equal to 60% of the closing level on February 25, 2016. The actual trigger level and coupon barrier will be determined on the trade date. Past performance of the MSCI EAFE® Index is not indicative of the future performance of the MSCI EAFE® Index.

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“the Russell 2000 Index”) contained in this preliminary pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company.

The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000 Index,” the Russell 2000 Index measures the composite price performance of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Russell 2000 Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Russell 2000® Index, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the Russell 2000® Index on February 25, 2016 was 1,031.576. The actual initial level will be the closing level of the Russell 2000® Index on the trade date. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	846.129	747.275	830.301
4/2/2012	6/29/2012	840.626	737.241	798.487
7/2/2012	9/28/2012	864.697	767.751	837.450
10/1/2012	12/31/2012	852.495	769.483	849.350
1/2/2013	3/28/2013	953.068	872.605	951.542
4/1/2013	6/28/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/2/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/2/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/4/2016*	2/25/2016*	1,110.439	953.715	1,031.576

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 25, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of the Russell 2000® Index from January 3, 2006 through February 25, 2016, based on information from Bloomberg. The dotted line represents a hypothetical trigger level and coupon barrier of 618.946, which is equal to 60% of the closing level on February 25, 2016. The actual trigger level and coupon barrier will be determined on the trade date. Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

S&P 500® Index

We have derived all information contained in this preliminary pricing supplement regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC, a division of The McGraw-Hill Companies, Inc. (“S&P Dow Jones Indices”), and/or its affiliates.

S&P Dow Jones Indices has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Securities.

The S&P 500® Index is published by S&P Dow Jones Indices. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the percentage weight of each group in the index as a whole as of January 29, 2016 indicated below: Information Technology (20.7%), Financials (15.9%), Health Care (14.7%), Consumer Discretionary (12.9%), Consumer Staples (10.6%), Industrials (10.0%), Energy (6.6%), Utilities (3.3%), Telecommunication Services (2.7%) and Materials (2.6%).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on February 25, 2016 was 1,951.70. The actual initial level will be the closing level of the S&P 500® Index on the trade date. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	1,416.51	1,277.06	1,408.47
4/2/2012	6/29/2012	1,419.04	1,278.04	1,362.16
7/2/2012	9/28/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/2/2013	3/28/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/28/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/2/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/2/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/4/2016*	2/25/2016*	2,016.71	1,829.08	1,951.70

*	As of the date of this preliminary pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 4, 2016 through February 25, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of the S&P 500® Index from January 3, 2006 through February 25, 2016, based on information from Bloomberg. The dotted line represents a hypothetical trigger level and coupon barrier of 1,171.02, which is equal to 60% of the closing level on February 25, 2016. The actual trigger level and coupon barrier will be determined on the trade date. Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the Trigger Phoenix Callable Optimization Securities product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying indices. If your Securities are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an issuer call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, issuer call, or redemption on maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to a coupon observation date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the Trigger Phoenix Callable Optimization Securities product supplement, as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other index-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (“IRS”) might also assert that the Securities should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) or that you should be required to recognize taxable gain (including ordinary income to the extent attributed to certain contingent coupons) on any rebalancing or rollover of the underlying indices. It is also possible that the IRS could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon issuer call of your Securities is determined, even though you will not receive any amounts from the issuer in respect of your Securities prior to the issuer call of your Securities. In such case, you may be treated as having a holding period in respect of your Securities prior to the issuer call of your Securities, and such holding period may be treated as less than one year even if you receive cash upon the issuer call of your Securities at a time that is more than one year after the beginning of your holding period.

In 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice. Non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of investing in the Securities, including the possible application of 30% U.S. withholding tax in respect to the coupons.

We will not attempt to ascertain whether the issuer of any index constituent stock would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply, upon a sale, exchange, issuer call, redemption or other taxable disposition of the relevant Security. You should consult your tax advisor regarding the possible consequences to you if such entity is or becomes a PFIC.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, we currently do not intend to withhold any tax on any contingent coupons made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or the non-U.S. holder has certain present or former connections with the United States.

We will not attempt to ascertain whether the issuer of any index constituent stock would be treated as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a sale, exchange, redemption or other taxable disposition of the Security to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an index constituent stock as a United States real property holding corporation or the Securities as United States real property interests.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the index constituent stocks of certain underlying indices), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2017. Accordingly, non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying indices. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation.

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there may not be any interest payments over the entire term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local or other taxing jurisdiction (including those of the jurisdictions of the issuers of the index constituent stocks).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of the final pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this preliminary pricing supplement.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the Trigger Phoenix Callable Optimization Securities product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

Preliminary Pricing Supplement

Product Supplement

Index Supplement

Prospectus

$•

UBS AG Trigger

Phoenix Callable

Optimization Securities due

on or about

March 6, 2020

Preliminary Pricing Supplement dated February 29, 2016

(To Product Supplement dated June 15, 2015

Index Supplement dated June 12, 2015

and Prospectus dated June 12, 2015)

UBS Investment Bank

UBS Financial Services Inc.